EXHIBIT 3.2

AMENDMENT TO AMENDED AND RESTATED BYLAWS

Article X

Miscellaneous

SECTION 1. CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the charter of the Corporation or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (or any successor statute) shall not apply to any acquisition of shares of stock of the Corporation.